EXHIBIT 99.1

3D Systems Announces Three-for-Two Stock Split

ROCK HILL, S.C., Feb. 5, 2013 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that its Board of Directors has declared a three-for-two split of the company's common stock in the nature of a 50% stock dividend. On February 22, 2013, each stockholder of record at the close of business on February 15, 2013 will receive one additional share for every two shares held on the record date. In lieu of fractional shares, shareholders will receive a cash payment based on the closing market price of DDD stock on the record date.  Trading is expected to begin on a split-adjusted basis on February 25, 2013.

"We believe that the stock split will increase the market liquidity and broaden our investor base. We are pleased by the confidence that our Board of Directors and shareholders have placed in our ability to provide superior returns and long-term value," said Avi Reichental, 3D Systems' President and Chief Executive Officer.

About 3D Systems Corporation

3D Systems is a leading global provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD modeling, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing and manufacturing new products. 3D Systems products and services are used to rapidly design, communicate, prototype or produce real functional parts, empowering customers to create and make with confidence.

More information on the company is available at www.3DSystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         781-852-5007
         Email: Cathy.Lewis@3dsystems.com